Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-51074) and S-3 (No. 333-51078) of Commonwealth Biotechnologies, Inc. of our report dated March 29, 2010, relating to the consolidated financial statements, which appear in the Annual Report to Shareholders, which is incorporated by reference in the Form 10-K.

/s/ Witt Mares, PLC

Richmond, Virginia

March 30, 2010